CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

ActionView International, Inc.
1892 West Broadway, 2nd floor

Vancouver, British Columbia, Canada V6Y 1J9

We hereby consent to the incorporation by reference in this Registration Statement of ActionView International, on Form S-8, of Dale Matheson Carr-Hilton LaBonte LLP’s audit report dated April 10, 2007, (which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern) of ActionView International, Inc., for the year ended December 31, 2006, and to all references to our firm as experts included in this Registration Statement.

/s/ Gruber & Company, LLC

Gruber & Company, LLC

Lake St. Louis, Missouri

January 14, 2008